As filed with the Securities and Exchange Commission on July 27, 2011
Registration No. 333-173445

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHEFS’ WAREHOUSE HOLDINGS, LLC
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	5141 (Primary Standard Industrial Classification Code Number)	20-3031526 (I.R.S. Employer Identification No.)

100 East Ridge Road
Ridgefield, Connecticut 06877
(203) 894-1345
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Christopher Pappas
President and Chief Executive Officer
100 East Ridge Road
Ridgefield, Connecticut 06877
(203) 894-1345
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

F. Mitchell Walker, Jr. Esq. D. Scott Holley, Esq. Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, Tennessee 37201 (615) 742-6200	Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-173445) is being filed solely for the purpose of filing Exhibits 3.3, 5.1, 21.1 and 23.1. Accordingly, this Amendment No. 5 to the Registration Statement on Form S-1 includes only Part II.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and The NASDAQ Global Market listing fee. In addition to the fees shown below which are being paid by the registrant, the selling stockholders will pay approximately $45,000 of expenses incurred in connection with the sale of their shares of common stock in the offering including $7,120 of the $17,090 SEC registration fee and $37,880 of legal fees.

SEC Registration Fee	$9,970
FINRA Filing Fee	15,220
NASDAQ Global Market Listing Fee	25,000
Accounting Fees and Expenses	300,000
Legal Fees and Expenses	825,000
Printing and Engraving Expenses	160,000
Transfer Agent and Registrar Fees	3,500
Blue Sky Fees and Expenses	15,000
Miscellaneous	601,310

Total	$1,955,000

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Our certificate of incorporation will provide that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our by-laws provide that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware.

The foregoing statements are subject to the detailed provisions of section 145 of the Delaware General Corporation Law and provisions that will be included in our certificate of incorporation and by-laws.

Section 102 of the Delaware General Corporation Law permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We refer you to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

We maintain directors’ and officers’ liability insurance for our officers and directors.

Our Underwriting Agreement for this offering will provide that each underwriter severally agrees to indemnify and hold harmless us, each of our directors, each of our officers who signs the registration statement, and each person who controls The Chefs’ Warehouse, Inc. within the meaning of the Securities Act but only with respect to written information relating to such underwriter furnished to The Chefs’ Warehouse, Inc. by or on behalf of such underwriter specifically for inclusion in the documents referred to in the foregoing indemnity.

We expect to enter into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Item 15.	Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this registration statement, we have not issued any securities that were not registered under the Securities Act.

From July 22, 2008 to June 16, 2009, we awarded 2,508,332 Class C units to our executive officers and other employees. The units were issued for no cash consideration as compensation for past and future services provided by the executive officers and other employees to the Company and in reliance upon the exemption from registration under Section 4(2) of the Securities Act. None of these issuances involved any underwriters, underwriting discounts or commissions or any public offering. The recipients of the securities in such transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. In addition, these units were at the time of issuance, and remain as of the date hereof, subject to restrictions on transfer under the terms of our Amended and Restated Limited Liability Company Agreement, as amended. All recipients either received adequate information about us or had adequate access, through their relationship with us, to such information.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits. The attached Exhibit Index is incorporated herein by reference.
(b)	Financial Statement Schedules. See the Index to Financial Statements included on page F-1 for a list of the financial statements included in this registration statement.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	For the purpose of determining any liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to this offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.
(4)	For the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ridgefield, State of Connecticut, on the 27th day of July, 2011.

CHEFS’ WAREHOUSE HOLDINGS, LLC

By:	/s/ Christopher Pappas
Christopher Pappas
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE		TITLE	DATE

/s/ Christopher Pappas Christopher Pappas		Chairman, President and Chief Executive Officer (Principal Executive Officer)	July 27, 2011

* John Pappas		Director and Vice Chairman	July 27, 2011

/s/ Kenneth Clark Kenneth Clark		Chief Financial Officer (Principal Financial and Accounting Officer)	July 27, 2011

* Dean Facatselis		Director	July 27, 2011

* John Couri		Director	July 27, 2011

*By:	/s/ Christopher Pappas Christopher Pappas Attorney-in-fact

EXHIBIT INDEX

EXHIBIT
NUMBER		EXHIBIT DESCRIPTION

1	.1**	Form of Underwriting Agreement.
3	.1**	Certificate of Formation of Chefs’ Warehouse Holdings, LLC.
3	.2**	Second Amended and Restated Limited Liability Company Agreement of Chefs’ Warehouse Holdings, LLC.
3.3		Form of Certificate of Incorporation of The Chefs’ Warehouse, Inc.
3	.4**	Form of Bylaws of The Chefs’ Warehouse, Inc.
4	.1**	Form of Common Stock Certificate.
5.1		Form of Opinion of Bass, Berry & Sims PLC.
10	.1**	Sublease between A.L. Bazzini Co., Inc. and Dairyland USA Corporation, dated as of April 1, 2003.
10	.2**	Lease between The Chefs’ Warehouse Leasing Co., LLC and Dairyland USA Corporation, dated as of December 29, 2004.
10	.3†**	Employment Letter by and among Chefs’ Warehouse Holdings, LLC, Dairyland USA Corporation, The Chefs’ Warehouse, LLC, The Chefs’ Warehouse West Coast, LLC, Bel Canto Foods, LLC, and Christopher Pappas.
10	.4†**	Written Description of Oral Amendment to Employment Letter by and among Chefs’ Warehouse Holdings, LLC, Dairyland USA Corporation, The Chefs’ Warehouse, LLC, The Chefs’ Warehouse West Coast, LLC, Bel Canto Foods, LLC, and Christopher Pappas.
10	.5†**	First Amendment to Employment Letter by and between Chefs’ Warehouse Holdings, LLC, Dairyland USA Corporation, The Chefs’ Warehouse, LLC, The Chefs’ Warehouse West Coast, LLC, Bel Canto Foods, LLC, JP Morgan Chase & Co, and Christopher Pappas, dated as of December 12, 2008.
10	.6†**	Employment Letter by and among Chefs’ Warehouse Holdings, LLC, Dairyland USA Corporation, The Chefs’ Warehouse, LLC, The Chefs’ Warehouse West Coast, LLC, Bel Canto Foods, LLC, and John Pappas.
10	.7†**	Written Description of Oral Amendment to Employment Letter by and among Chefs’ Warehouse Holdings, LLC, Dairyland USA Corporation, The Chefs’ Warehouse, LLC, The Chefs’ Warehouse West Coast, LLC, Bel Canto Foods, LLC, and John Pappas.
10	.8†**	First Amendment to Employment Letter by and between Chefs’ Warehouse Holdings, LLC, Dairyland USA Corporation, The Chefs’ Warehouse, LLC, The Chefs’ Warehouse West Coast, LLC, Bel Canto Foods, LLC, JP Morgan Chase & Co, and John Pappas, dated as of December 12, 2008.
10	.9†**	Letter Agreement between Chefs’ Warehouse Holdings, LLC and Kenneth Clark, dated as of March 6, 2009.
10	.10†**	Letter Agreement between Chefs’ Warehouse Holdings, LLC and James Wagner, dated as of April 8, 2011.
10	.11†**	Letter Agreement between Chefs’ Warehouse Holdings, LLC and Frank O’Dowd, dated as of January 28, 2007.
10	.12†**	Employee Confidentiality, Non-Solicit, Non-Interference, Non-Compete and Severance Agreement by and between Chefs’ Warehouse Holdings, LLC, The Chefs’ Warehouse, LLC, Dairyland USA Corporation, and James Wagner, dated as of April 16, 2008.
10	.13†**	The Chefs’ Warehouse, Inc. 2011 Omnibus Equity Incentive Plan.
10	.14†**	Form of Non-Qualified Stock Option Agreement (Officers and Employees).
10	.15†**	Form of Non-Qualified Stock Option Agreement (Directors).
10	.16†**	Form of Restricted Share Unit Award Agreement (Directors).
10	.17†**	Form of Restricted Share Award Agreement (Officers and Employees).
10	.18†**	Form of Restricted Share Award Agreement (Directors).
10	.19†**	Form of Incentive Stock Option Agreement.
10	.20**	Sublease Agreement between The Chefs’ Warehouse Leasing Co., LLC and Dairyland USA Corporation, dated as of December 1, 2004.
10	.21†**	Amended letter agreement between Chefs’ Warehouse Holdings, LLC and James Wagner, dated as of June 28, 2011.
10	.22†**	Form of Employment Agreement by and between The Chefs’ Warehouse, Inc. and Christopher Pappas.

EXHIBIT
NUMBER		EXHIBIT DESCRIPTION

10	.23†**	Form of Employment Agreement by and between The Chefs’ Warehouse, Inc. and John Pappas.
10	.24**	Form of Indemnification Agreement by and between The Chefs’ Warehouse, Inc. and its directors and executive officers.
21.1		Subsidiaries of Chefs’ Warehouse Holdings, LLC.
23	.1**	Consent of BDO USA, LLP.
23.2		Consent of Bass, Berry & Sims PLC (included in their opinion filed as Exhibit 5.1).
23	.3**	Consent of Kevin Cox.
23	.4**	Consent of Stephen Hanson.
23	.5**	Consent of John Austin.
24	.1**	Power of Attorney.

*	To be filed by amendment.

**	Previously filed.

†	Denotes a management contract or compensatory plan or arrangement.